Exhibit T3A-20

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:23 PM 01/13/2017
FILED 01:23 PM 01/13/2017
SR 20170225913 - File Number 6281459

CERTIFICATE OF FORMATION

OF

NEW HARRAH’S NORTH KANSAS CITY LLC

This Certificate of Formation is being executed as of January 13, 2017 for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq.

The undersigned, being duly authorized to execute and file this Certificate of Formation, does hereby certify as follows:

1. Name. The name of the limited liability company is New Harrah’s North Kansas City LLC (the “Company”).

2. Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 2711 Centerville Road, Suite 400, in the City of Wilmington, New Castle County, Delaware 19808. The registered agent of the Company for service of process is Corporation Service Company located at 2711 Centerville Road, Suite 400, in the City of Wilmington, New Castle County, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

By:	/s/ Joan D. Donovan
Joan D. Donovan, an Authorized Person